Exhibit 2.2

FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 14, 2019, by and among ASC EQUIPMENT, LP, a Texas limited partnership (“ASC”), CAPITAL PUMPING, LP, a Texas limited partnership (“CP”), MC SERVICES, LLC, a Texas limited liability company (“MCS”), CAPITAL RENTALS, LLC, a Texas limited liability company (“CR LLC”), CENTRAL TEXAS CONCRETE SERVICES, LLC, a Texas limited liability company (“CTCS”), A. KEITH CRAWFORD, MELINDA CRAWFORD, BRUNDAGE-BONE CONCRETE PUMPING, INC., a Colorado corporation (“BBCP”), and CPH ACQUISITION, LLC, a Delaware limited liability company (“CPHA LLC”), and CONCRETE PUMPING HOLDINGS, INC., a Delaware corporation, as a party to the Agreement solely for purposes of Section 8.3 thereof (“CPHI”). Capitalized terms used, but not defined, in this Amendment shall have the meanings ascribed thereto in the Existing Agreement (as defined below).

RECITALS

WHEREAS, ASC, CP, MCS, CRLLC, CTCS, A. Keith Crawford and Melinda Crawford (as the “Company Parties”), BBCP and CPHA LLC (as “Buyers”), and CPHI (solely for purposes of Section 8.3 thereof), entered into an Interest Purchase Agreement, dated as of March 18, 2019, as amended (together with all annexes, exhibits and schedules thereto, the “Existing Agreement”); and

WHEREAS, the Company Parties, Buyers and CPHI desire to amend the Existing Agreement pursuant to Section 13.12 thereof to incorporate certain changes as described herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendment Effectiveness.  Effective as of the date hereof, the Existing Agreement is hereby amended as set forth herein. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein are to be construed solely as an amendment to or waiver of any the specific provision of the Existing Agreement or other Transaction Document expressly referenced herein. Each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment. Each reference in the Existing Agreement to schedules or disclosure schedules to the Existing Agreement and each reference to schedules or disclosure schedules to the Existing Agreement in any other agreement, document, or instrument executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the schedules or disclosure schedules as amended by the schedules attached hereto.

2.         Amendments to Section 1.1 (Defined Terms).

(a)        The following definitions set forth in Section 1.1 of the Existing Agreement are hereby amended and restated as follows:

" "Bill of Sale" has the meaning set forth in Section 2.2.

"Excluded Liabilities" means all Liabilities arising out of or relating to the conduct of the Business, the ownership, lease or use of the properties or assets of the Companies, or the employment or engagement or use of Employees or Former Employees prior to the Closing Date.  Without limiting the generality of the foregoing, "Excluded Liabilities" includes:

(a) all Liabilities in respect of (i) Pre-Closing Accounts Payable and (ii) credits and trade credits, if any, provided to customers, suppliers or vendors prior to the Closing Date for goods sold or services performed by the Companies prior to the Closing Date, in each case, only to the extent such Liabilities are not repaid or reimbursed by the Sellers in accordance with Section 9.6;

(b) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any Company of any individual before the Closing Date, including, without limitation, the payment of any and all severance, salary, benefits in lieu of notice requirements, bonuses (including sale bonuses and change of control bonuses, but excluding amounts payable in pursuant to the Employee Bonus Plan), severance or termination obligations, and perquisites, and any payroll or other Taxes payable with respect to such payments, and (ii) workers' compensation claims against the Companies that relate to the period before the Closing Date, irrespective of whether such claims are made prior to or after the Closing;

(c) to the extent incurred prior to the Closing Date, Liabilities arising out of, under or in connection with all Employee Benefit Plans sponsored by any Company or their respective predecessors or with respect to which a Company or its respective predecessors has made or is required to make payments, transfers or contributions in respect of any Employees or Former Employees, directors, officers, equityholders, managers, consultants or independent contractors of any Company or their respective predecessors and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any Employee Benefit Plan and any acts or omissions of any Company, any of their Affiliates, or any fiduciaries or trustees of any Employee Benefit Plan in connection with the operation or administration of any Employee Benefit Plan;

(d) all Liabilities owed by the Companies to Sellers and their respective Affiliates, other than pursuant to the Lease Agreements or the other Transaction Documents;

(e) all Liabilities owed by the Companies to any Person with any interest (whether past, present, future or contingent) in securities of any Company;

(f) all Liabilities arising out of any violation of Environmental Law by any Person (other than Buyers or their Affiliates) with respect to, or the presence of any Hazardous Materials on or under, the property located at 16113 North IH-35 Frontage Road, Salado, TX (the "Salado Property");

(g) all Liabilities arising at any time, out of, or in connection with, the Transferred Assets; and

(h) all Liabilities arising at any time, out of, or in connection with, the failure of the Company Parties to obtain and deliver to Buyers the consent and approval of JP Morgan Chase Bank, N.A. or Paymentech, LLC on or prior to the Closing Date, as required by Section 4.2.3 and as described in Schedule 5.3.

"Pre-Closing Accounts Receivable" means (a) any account receivable of any Company attributable to the period prior to the Closing Date for which a Company has issued an invoice prior to 11:59 pm on the Closing Date, and (b) any portion of any account receivable (pro-rated on a daily basis) attributable to the period prior to the Closing Date and for which a Company customarily issues invoices on a monthly basis.”

(b)        Section 1.1 of the Existing Agreement is hereby amended by adding in the proper alphabetical order the following new defined terms:

" "Closing Day Pre-Closing Accounts Payable Amount" has the meaning set forth in Section 3.3.4.

"Letter of Direction" means that certain letter, dated as of the Closing Date, from the Company Parties to Buyers instructing and directing Buyers to make the payments set forth therein on behalf of and for the benefit of the Company Parties.

"Prepaid Expense Amount" means that portion of any expense items paid in advance by the Companies in the ordinary course of business with respect to periods on and after the Closing Date, which are identified on a schedule to be delivered to Buyers on the Closing Date and which amount shall not exceed $158,078.13 in the aggregate.

"Texas Mutual Dividends" has the meaning set forth in Section 2.2."

3.         Amendment to Section 2.2 (Transferred Assets).  Section 2.2 of the Existing Agreement is hereby deleted and replaced with the following new Section 2.2:

"2.2      Transferred Assets; Distribution of Cash. Immediately prior to the Closing, the Companies shall transfer, assign, convey and deliver to CR LLC, and CR LLC shall accept from the Companies, all of the Companies' right, title, or interest in to, and under the following (collectively, the "Transferred Assets"): (a) all personal tangible property (including computers, printers, software, copiers, fax machines, office supplies and other similar tangible property and software licenses, to the extent such license are applicable only to such personal property) used in the operation of the Business that is ordinarily located at 320 Steck Avenue, Unit 210 and 220, Austin, TX, (b) that certain Contract 003901 and Mediation Agreement between CP and Globequest Travel Club represented by Hotel Reservations Center Limited, (c) the mobile phone numbers of Sellers and their immediate family members, (d) the Excluded Equipment, (e) the two scanners associated with the global search system and currently located at the 9907 Iota Drive and 9501 McKenzie Road offices, (f) that certain Equipment Finance Agreement No. 150929 between ASC and Regents Capital Corporation, together with any and all claims ASC may have to assert against Regents Capital Corporation or its agents, affiliates or representatives and arising under or relating to such Equipment Finance Agreement No. 150929, and (g) the right to receive cash proceeds of any dividend declared by Texas Mutual Insurance Company, the Companies’ workers compensation provider for the period prior to April 1, 2019 ("Texas Mutual Dividends"). The Companies shall convey the Transferred Assets on an AS-IS WHERE-IS basis with all faults pursuant to a quit claim bill of sale and assignment made by the Companies in favor of Sellers or their designees, dated as of the Closing Date, in form and substance reasonably acceptable to the parties; provided, however, that the Transferred Assets described in clause (f) above shall be conveyed by the Companies pursuant to an assignment of interests in form and substance acceptable to the Sellers and Buyers (such assignment of interests, together with such bill of sale are, collectively, the "Bill of Sale"). On the Closing Date, the Companies shall make a distribution of all of the Companies' cash in excess of the aggregate amount of all outstanding checks, ACHs, wire transfers and other similar obligations pending and not cleared as of 11:59 pm (Central) on the day immediately prior to the Closing Date, to the Sellers in accordance with each Company's Organizational Documents. Notwithstanding anything contained herein to the contrary, there shall be no obligation on the part of the Companies or Buyers to perform any obligation or to assist CR LLC or any other Person in any manner whatsoever with respect to the matters described in clause (f) above."

4.         Amendments to Section 3.3 (Payment of Purchase Price).

(a)        Section 3.3.3 of the Existing Agreement is hereby deleted and replaced with the following new Section 3.3.3:

"3.3.3   After the Closing, Buyers shall withhold and retain from the Purchase Price an amount equal to $3,553,000 (the "Employee Bonus Amount") plus an amount equal to the employer portion of withholding taxes (including FICA and FUTA) and the employer portion of any employer contribution under Employee Benefit Plans in respect thereof (all of the foregoing being the "Estimated Gross Employee Bonus Amount"), and after the Closing, Buyers shall cause the Companies to pay and remit the Employee Bonus Amount in accordance with Section 3.7."

(b)        Section 3.3.4 of the Existing Agreement is hereby deleted and replaced with the following new Section 3.3.4:

"3.3.4   Buyers shall pay or cause to be paid, on behalf of the Company Parties and for the benefit of the Company Parties, by wire transfer of immediately available funds and without duplication of any amounts contemplated in Sections 3.3.1, 3.3.2 or 3.3.3, the amounts set forth in the Letter of Direction to the recipients and accounts set forth in such Letter of Direction (such amounts, in the aggregate, are the "Closing Day Pre-Closing Accounts Payable Amount")."

(c)        The following new Section 3.3.5 is hereby added to the Existing Agreement immediately following Section 3.3.4:

"3.3.5   Buyers shall pay or cause to be paid, by wire transfer of immediately available funds, to the Sellers:

(Y)       $3,000,000 to the account designated in writing and delivered to Buyers at least three Business Days prior to Closing; and

(Z)       to the account set forth on Annex B, the Purchase Price, plus (a) the Deposit Amount, (b) minus $3,000,000, minus (c) the Escrow Amount, minus (d) the Payoff Amounts, minus (e) the Estimated Gross Employee Bonus Amount, minus (f) the PTO and Payroll/Commission Amount, minus (h) the Equipment Adjustment Amount, minus (g) 50% of the fees of the Escrow Agent, which Buyers shall cause to be paid to the Escrow Agent pursuant to the Escrow Agreement, and minus (h) the Closing Day Pre-Closing Accounts Payable Amount. The Sellers (i) shall agree among themselves as to the allocation and distribution of the payments described in clauses (Y) and (Z) hereof, and shall be solely responsible for distributing such amounts to Persons entitled to a portion thereof, and (ii) acknowledge that upon Buyers' payment of such amounts to the accounts designated pursuant to clause (Y) above and as set forth on Annex B, Buyer's obligations pursuant to this Section 3.3.5 shall be fully satisfied and release the Buyers from any obligation or responsibility with respect to the payment of the Purchase Price to the Sellers pursuant to this Section 3.3.5. Notwithstanding anything contained herein to the contrary, (i) for purposes of this Section 3.3.5, the Deposit Amount shall not exceed $81,000, and (ii) the parties acknowledge that the PTO and Payroll/Commission Amount will be a good faith estimate as of the Closing, and agree to cooperate and true up the actual PTO and Payroll/Commission amount within thirty (30) days following the Closing Date."

5.         Insurance Rebate. The Existing Agreement is supplemented with the addition of Section 8.6 (Insurance Dividend), immediately following Section 8.5 of the Existing Agreement (and new Section 8.6 is added to the Table of Contents in numerical order), as set forth below:

“8.6     Insurance Dividend.  Buyers shall pay over to the Sellers, within ten Business Days after receipt, any Texas Mutual Dividends received by the Companies after the Closing Date. The Sellers acknowledge that upon Buyers' payment of such amount to the account set forth on Annex B, Buyers' obligations pursuant to this Section 8.6 shall be fully satisfied.”

6.         Prepaid Expenses. The Existing Agreement is supplemented with the addition of Section 8.7 (Prepaid Expenses), immediately following Section 8.6 of the Existing Agreement, as amended (and new Section 8.7 is added to the Table of Contents in numerical order), as set forth below:

“8.7     Prepaid Expenses. Buyers shall have 10 Business Days after Closing to review information substantiating the Prepaid Expense Amount. Within such 10 Business Day period, Buyers shall notify the Sellers of any discrepancies between the amount shown on the schedule to be delivered by the Sellers on the Closing Date and the actual expenses paid by the Companies in respect of the post-closing period. Buyers and the Sellers shall work in good faith to resolve any such discrepancy or dispute.  With respect to that portion of the Prepaid Expense Amount that is not subject to a discrepancy, Buyers shall pay, or cause to be paid, such amount to the Sellers on the tenth Business Day after the Closing. The Sellers acknowledge that upon Buyer's payment of such amount to the account set forth on Annex B, Buyer's obligations pursuant to this Section 8.7 shall be fully satisfied, and the Sellers release Buyers from any obligation or responsibility with respect to the payment thereof.”

7.         A. Keith Crawford's Email Address.  Section 13.2 of the Existing Agreement is amended to add the following Email address for any Seller, or any Company Party on or prior to the Closing Date:

"Email (on or prior to the Closing Date): kcrawford@capitalpumping.com

Email (after the Closing Date): akc@crawfordrs.com"

8.        Amendments to Schedules.  The following Disclosure Schedules to the Existing Agreement are hereby deleted and replaced with the following new schedules, copies of which are attached hereto:

Schedule 5.7.2 (Deposits)

Schedule 5.19 (Leased Real Property)

For avoidance of doubt, the final sentence of Section 7.8 of the Existing Agreement shall not limit the effectiveness of such amended schedules.

9.         Miscellaneous.

(a)        Governing Law.  This Amendment and all disputes or controversies arising out of relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, Section 13.8 of the Existing Agreement.

(b)        Counterparts.    This Amendment may be executed in any number of counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  The electronic signature of any party to this Amendment or a PDF copy of the signature of any party to this Amendment delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature to this Amendment

(c)        Entire Agreement.  This Amendment and the Existing Agreement constitute the sole and entire agreement among the Parties with respect to the subject matter contained herein and supersede any other representations, warranties, covenants, understandings or agreements, oral or otherwise, that may have been made or entered into by or among any of the parties with respect to such subject matter.

 [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY PARTIES:

CAPITAL PUMPING, LP

By:       Capital Rentals, LLC

            Its General Partner

By:       /s/ A. Keith Crawford

                        A. Keith Crawford, Manager

ASC EQUIPMENT, LP

By:       Central Texas Concrete Services, LLC

            Its General Partner

By:       /s/ A. Keith Crawford

                        A. Keith Crawford, Manager

MC SERVICES, LLC

By:       /s/ Melinda Crawford

            Melinda Crawford, Manager

CAPITAL RENTALS, LLC

By:       /s/ A. Keith Crawford

            A. Keith Crawford, Manager

CENTRAL TEXAS CONCRETE SERVICES, LLC

By:       /s/ A. Keith Crawford

            A. Keith Crawford, Manager

A. KEITH CRAWFORD

/s/ A. Keith Crawford

(signature)

MELINDA CRAWFORD

/s/ Melinda Crawford

(signature)

BUYERS:

BRUNDAGE-BONE CONCRETE PUMPING, INC.,

a Colorado corporation

/s/ Bruce Young

Name:  Bruce Young

Title:    President and Chief Executive Officer

CPH ACQUISITION, LLC,

a Delaware limited liability company

BY:      BRUNDAGE-BONE CONCRETE PUMPING, INC., its Managing Member

/s/ Bruce Young

Name:  Bruce Young

Title:    President and Chief Executive Officer

Solely for the purposes of Section 8.3 of the Existing Agreement:

CONCRETE PUMPING HOLDINGS, INC.,

a Delaware corporation

/s/ Bruce Young

Name:  Bruce Young

Title:    Chief Executive Officer